2451 N. McMullen Booth Road Suite.308 Clearwater, FL 33759 855.334.0934 Toll free

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Form S-1/A2, amended registration statement, of our audit report dated November 21, 2012 and January 9, 2013 relative to the financial statements of Top To Bottom Pressure Washing, Inc. as of December 31, 2011 and 2010 and for each of the years then ended.

We also consent to the reference to our firm under the caption “Interest in Named Experts and Council” and "Experts" in such Registration Statement.

/s/ DKM Certified Public Accountants

DKM Certified Public Accountants

Clearwater, Florida

January 29, 2013

PO Box 2493 Dunedin, FL 34697-2493 727-512-2743	2451 McMullen Booth Rd. Suite 210 Clearwater, FL 33759-1362